Exhibit 10.2
AGREEMENT TO TERMINATE
CONSULTING SERVICES AGREEMENT
     THIS AGREEMENT TO TERMINATE CONSULTING SERVICES AGREEMENT (“Agreement”) is made and entered into as of September 11, 2007, by and between WILLBROS USA, INC. (“Willbros”) and MICHAEL F. CURRAN (the “Consultant”).
WITNESSETH:
     WHEREAS, Willbros and the Consultant entered into a Consulting Services Agreement on December 29, 2006 (the “Consulting Services Agreement”);
     WHEREAS, Willbros and the Consultant have decided to terminate the Consulting Services Agreement; and
     WHEREAS, Willbros and the Consultant wish to achieve a final and amicable resolution of all issues related to their consulting relationship;
     NOW, THEREFORE, for and in consideration of the mutual covenants and promises set forth below, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     1. Termination of Agreement and Relationship. Effective September 11, 2007 (the “Effective Date”), Willbros and the Consultant agree that the Consulting Services Agreement is terminated and that neither of them shall have any further rights or obligations under the Consulting Services Agreement. Except as set forth in this Agreement, the termination of the Consulting Services Agreement shall not affect any rights or obligations that Willbros or the Consultant have under any other agreements including, but not limited to, that certain Separation Agreement and Release entered into by and between Willbros and the Consultant on December 21, 2006 (the “Separation Agreement”).
     2. Continuation of Payments. In consideration of the Consultant’s agreement to terminate the Consulting Services Agreement, Willbros shall:
     a. Pay the Consultant Twelve Thousand Five Hundred U.S. Dollars (U.S.$12,500.00) per month at the end of each calendar month from the Effective Date until the final payment is made as of December 31, 2008;
     b. Until December 31, 2008, pay or reimburse Consultant for those expenses for which he was being reimbursed under the Consulting Services Agreement, including club and organizational fees; and
     c. Until December 31, 2008, make available to the Consultant off-site and without charge, office space, office equipment, secretarial assistance, parking, communications equipment (including a Blackberry/cell phone the same or equivalent to the

Agreement to Terminate
Consulting Services Agreement
11th September 2007

smartphone) and storage space, in each case separate from Willbros but comparable to that enjoyed by the Consultant under the Consulting Services Agreement. Insofar as secretarial assistance is concerned, Consultant has requested that his long time assistant, Ms. Darlene Long, remain available off-site to support Consultant full-time at his new office location in Houston. Accordingly, provided Ms. Long is willing, Willbros agrees to maintain Ms. Long on the Willbros payroll as an employee through the end of 2008 for the purpose of providing transitional secretarial services and administrative support off-site to the Consultant through to the end of 2008. Additionally, provided that Ms. Long completes this transitional support service role for the Consultant through December 31, 2008, Willbros agrees to pay Ms. Long a six months severance benefit in recognition of her many years of accredited service to the Consultant and Willbros, collectively. Should Ms. Long decline to continue working with the Consultant at any point, a suitable substitute support arrangement will be agreed between the Consultant and Willbros.
     3. Group Medical Plan. Under the Separation Agreement the Consultant, as a consultant to Willbros, is eligible to participate and is participating in the Group Medical Plan maintained by Willbros. Willbros and the Consultant acknowledge and agree that the termination of the Consulting Services Agreement and of the relationship of the Consultant as a consultant to Willbros will end the Consultant’s eligibility to participate in such Group Medical Plan as a consultant. Should the Consultant elect, under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), to continue to participate in such Group Medical Plan after the Effective Date, Willbros shall pay Five Hundred Twenty-Five U.S. Dollars (U.S. $525.00) per month through December 31, 2008, of the cost of the Consultant to continue such participation, which is the difference between the Consultant’s monthly premium payment as a participant in the Group Medical Plan and the required monthly COBRA premium.
     4. Taxes. Consultant will pay, be fully responsible for and indemnify Willbros and its affiliates against all taxes attributable to the amounts payable to or for the benefit of Consultant hereunder, including, without limitation, income, unemployment, social security and Medicare taxes.
     5. Resignations. Effective the Effective Date, without further action other than his execution of this Agreement, Consultant resigns as the Chairman of the Board of Directors and as a member of the Board of Directors of Willbros Group, Inc. (“WGI”).
     6. Indemnification. Willbros will continue to indemnify Consultant against any liability which arises as a result of Consultant’s provision of services under the Consulting Services Agreement, provided such liability is not attributable to Consultant’s gross negligence, willful misconduct or failure to comply with the provisions of the Consulting Services Agreement; provided, however, the limit of Consultant’s liability toward Willbros under the Consulting Services Agreement shall not exceed, in the aggregate, the accumulated amounts paid to the Consultant under this Agreement and the Consulting Services Agreement, save and except of willful misconduct which will not be subject to any limitation.

Agreement to Terminate
Consulting Services Agreement
11th September 2007

     7. Confidentiality. Until December 31, 2008, except with Willbros’ prior written consent or as otherwise required by law, Consultant will hold in confidence, not disclose to any other person or entity or use for Consultant’s own personal benefit or the benefit of any other person or entity all information regarding Willbros, its affiliates, their respective employees, and the business activities conducted by Willbros or its affiliates which Consultant obtained or became aware of during the course of providing services under the Consulting Services Agreement, unless such information has become publicly available other than as a result of a breach of this Agreement by Consultant.
     8. Solicitation of Employees. Before January 1, 2009, Consultant will not seek to employ or assist any other enterprise or entity with an effort to employ any employee of Willbros or its affiliates.
     9. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be effective upon delivery to the party at the party’s address or facsimile number stated herein. Either party may change such party’s address stated herein by giving notice of the change in accordance with this Paragraph 9.

If to Willbros:	Willbros USA, Inc.
4400 Post Oak Parkway
Suite 1000
Houston, Texas 77027
	Facsimile:	(713) 403-8074
	Attention:	John (Jay) T. Dalton
Senior Vice President & General Counsel

If to Consultant:	Michael F. Curran
2207 Del Monte
Houston, Texas 77019
Facsimile: (713) 523-3586
     10. Prior Rights. Nothing in this Agreement shall affect any of Consultant’s rights or obligations with respect to indemnification or director and officer liability insurance coverage to which Consultant is entitled or subject in his capacity as a former director and officer of Willbros, a former officer of WGI, a former Class III non-employee director of WGI or a former officer or director of certain WGI affiliates.
     11. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Texas, United States of America, excluding any conflict of law or other provision referencing the laws of another jurisdiction.

Agreement to Terminate
Consulting Services Agreement
11th September 2007

     12. Entire Agreement and Waiver. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any other understanding entered into by or on account of the parties with respect to the subject matter hereof to the extent inconsistent herewith. This Agreement may not be changed, modified or amended except in writing signed by the parties hereto. The failure of either party to exercise any rights under this Agreement for a breach thereof shall not be deemed to be a waiver of such rights or a waiver of any subsequent breach.
     13. Facsimile Signatures; Counterparts. This Agreement may be executed by facsimile and in multiple counterparts each of which shall be deemed an original and all of which taken together shall be but a single instrument.
     14. Authorization. Each person signing this Agreement as a party or on behalf of a party represents that he or she is duly authorized to sign this Agreement on such party’s behalf, and is executing this Agreement voluntarily, knowingly, and without any duress or coercion.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CONSULTANT	WILLBROS

Willbros USA, Inc.

/s/ Michael F. Curran Michael F. Curran	By:	/s/ Dennis G. Berryhill Dennis G. Berryhill Vice President and Secretary